FIRST AMENDMENT
                                       TO
                        ASSET PURCHASE AND SALE AGREEMENT


         THIS FIRST AMENDMENT (the "Amendment") to that certain Asset Purchase and Sale Agreement dated as of April 29, 1999 (the "Purchase Agreement"), is entered into as of this 14th day of May, 1999 by and among Interactive Flight Technologies, Inc. ("IFT"), and The Network Connection, Inc. ("TNCI").

         WHEREAS,   the  parties  have  previously  entered  into  the  Purchase
Agreement; and

         WHEREAS, the parties now wish to amend the Purchase Agreement to provide for the other matters set forth herein.

         NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

         1. Section 7 is hereby amended by adding a new Section 7.7 which shall read in its entirety as follows:

            7.7. PAYMENT OF NET LITIGATION AND OTHER PROCEEDS; PERFORMANCE OF CONTRACTS.

                    7.7.1 IFT shall pay to TNCI the Net Swissair Proceeds (as defined below) actually collected by IFT with respect to existing accounts receivable identified on Schedule 1.1 from Swissair Swiss Air Transport Company, Ltd., SR Technics, Ltd. and SAIR Group (the "Accounts"), and other amounts sought to be recovered from such parties pursuant to the Complaint filed by IFT in the United States District Court for the District of Arizona on May 6, 1999 (Civ. 99- 0836PHX SMM) (collectively with the Accounts, the "Swissair Claims"). As used herein, Net Swissair Proceeds shall mean the aggregate amounts actually received by IFT with respect to such Swissair Claims, net of (i) any cost or expenses, direct or indirect, incurred by IFT in connection with the collection of such Swissair Claims (including without limitation, any and all costs of litigation, attorneys' fees, court costs, and the like, incurred either in connection with the prosecution of such Swissair Claims or in defending any counterclaims in connection therewith; (ii) any costs or expenses of performing any IFT obligations under any of the existing contracts, or otherwise incurred with respect to such receivables, which are incurred following the Closing Date;
(iii) any counterclaims or other amounts paid or payable by IFT to such parties; and (iv) state and federal taxes paid by IFT with respect to amounts received by IFT pursuant to the Swissair claims, the amounts of which tax payments have been approved by TNCI, which approval will not be unreasonably withheld. In connection therewith, TNCI agrees that it shall perform on behalf of IFT any obligations required of IFT under any contracts with such parties and shall

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indemnify, defend, and hold harmless IFT from any costs and expenses incurred by
IFT as a result of TNCI's performance.

                    7.7.2  IFT  shall  pay to TNCI the Net  Other  Proceeds  (as defined below) actually received by IFT in connection with the pending litigation against Avnet/Hamilton Hallmark, FortuNet, and the employees set forth in Schedule 7.7.2 (collectively, the "Miscellaneous Claims"). As used herein, Net Other Proceeds shall mean the aggregate amounts actually received by IFT with respect to such Miscellaneous Claims, net of (i) any costs or expenses, direct or indirect, incurred by IFT in connection with the collection of such Miscellaneous Claims (including, without limitation, any and all costs of litigation, attorneys' fees, court costs, and the like, incurred either in connection with the prosecution of such Miscellaneous Claims or in defending any counterclaims in connection therewith; (ii) any costs or expenses of performing any IFT obligations under the FortuNet agreement; (iii) any counterclaims or other amounts paid or payable by IFT to such parties; and (iv) taxes paid by IFT with respect to amounts received by IFT pursuant to the Swissair claims, the amounts of which tax payments have been approved by TNCI, which approval will not be unreasonably withheld. Such amounts shall also be reduced by the amount of any judgments or amounts payable to such parties pursuant to any counterclaims or otherwise. In connection therewith TNCI agrees that it shall perform on behalf of IFT any obligations of IFT under the FortuNet contract.

         2. Section 7 is hereby further amended by adding a new Section 7.8 which shall read in its entirety as follows:

          7.8 Upon a determination by TNCI that such transfers are desirable, IFT shall use reasonable efforts to effect the transfers of the permits set forth in Schedule 5.14.1 with all required approvals.

         3. Section 8.1 is hereby amended to read in its entirety as follows:

         8.1 DUE DILIGENCE INSPECTION. During the period from the date hereof until and through May 14, 1999, IFT and its representatives shall have the right to inspect all plant, equipment and operations of TNCI, its premises and its financial and other records at reasonable times. IFT shall also have the right to discuss the affairs of TNCI with the managers, customers, prospective customers, employees, suppliers, advertisers, retailers, banking and other financial institutions, lessors and such other parties as IFT deems appropriate, upon reasonable notice of the proposed times and dates thereof. IFT shall complete its due diligence, provided it has received the cooperation of TNCI contemplated in this Paragraph, no later than May 14, 1999. TNCI shall likewise have the right, upon the execution of this Agreement, to inspect IFT, its financial and other records and to discuss the affairs of IFT with appropriate parties under the same terms and conditions and upon the same schedule as IFT shall have to complete its preliminary due diligence. IFT and TNCI will cooperate with all reasonable requests by the other party for information and

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will use their best efforts to secure the  cooperation  of the  foregoing  third parties who may reasonably be requested to furnish information to each other.

         4. Section 9.3.1 is hereby amended to read in its entirety as follows:

         9.3.1 IFT shall deliver the Disclosure Schedule to this Agreement no later than May 14, 1999. TNCI shall have the lesser of seven (7) days after its receipt of the Disclosure Schedule or the remaining time until the Closing Date to determine, in its sole discretion, whether or not TNCI shall accept the representations and warranties as modified or amplified by the Disclosure Schedule. If TNCI determines that any part of the Disclosure Schedule is unacceptable, TNCI may provide IFT additional time to remedy the matter or may terminate this Agreement in accordance with its provisions.

         5. Section 10.5.1 is hereby amended to read in its entirety as follows:

         10.5.1 TNCI shall deliver the Disclosure Schedule to this Agreement no later than May 14, 1999. IFT shall have the lesser of seven (7) days after its receipt of the Disclosure Schedule or the remaining time until the Closing Date to determine, in its sole discretion, whether or not IFT shall accept the representations and warranties as modified or amplified by the Disclosure Schedule. If IFT determines that any party of the Disclosure Schedule is unacceptable, IFT may provide TNCI additional time to remedy the matter or may terminate this Agreement in accordance with its provisions.

         6. A new Section 10.13.1 is hereby added to read in its entirety as follows:

         10.13.1 To the extent any holder of the outstanding Series A Notes, Series D Notes, and Series E Notes refuses to convert such notes into capital stock on terms verbally agreed to with IFT as reflected in Schedule 3.1.1-B after the Closing Date, and IFT issues more shares or other consideration than originally agreed to, IFT will be reimbursed to the extent of such additional consideration by TNCI issuing that number of additional shares of TNCI common stock (based upon the conversion price set forth in the Allonge pertaining to such notes that were not so converted) equal to the value of the additional consideration paid by IFT which shall be measured as of the date it is agreed to in writing to be given by IFT. If the consideration consists of securities traded on a stock exchange or automated quotation system, the value of such securities shall be the average closing price for the five trading days preceding the date of determination.

         7. Section 10.14 is hereby amended to read in its entirety as follows:

         10.14 OTHER ISSUES. IFT shall have acquired from The Shaar Fund, Ltd. the 1,500 shares of the Series B Preferred Stock of TNCI which are outstanding and the secured note dated January 25, 1999 (as amended), payable to the order

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of IFT by TNCI in the original  face amount of $500,000  shall have been amended on terms acceptable to IFT. IFT shall have received proxies from certain shareholders of TNCI as determined by IFT.

         8. Section 11.1 is hereby amended by adding the following at the end of the Section after the word "period":

         ,and other than as a result of breach of the agreements to perform certain obligations and to indemnify IFT set forth in Sections 7.7 and
         11.2.2 as to which such time limit shall not apply.

         9.  Section  11.2.2 is hereby  renumbered  as Section  11.2.3 and a new
Section 11.2.2 is hereby added to read in its entirety as follows:

         11.2.2. TNCI hereby agrees to indemnify IFT as set forth in Section 7.7 hereof.

         10. Section 16 is hereby amended to read in its entirety as follows:

         On the Closing Date, the Board of Directors and officers of TNCI shall consist of the following seven (7) persons; Irwin L. Gross (Chairman), Wilbur Riner, Sr. (Executive Vice President-Business Development), Morris C. Aaron (Executive Vice President and Chief Financial Officer), Frank E. Gomer (President and Chief Executive Officer), two (2) outside directors to be determined by IFT and one (1) outside director to be determined by TNCI.

         11. Section 2 is hereby amended by deleting everything after "(the "Assumed Liabilities")" from the first sentence thereof [thereby deleting reference to certain Swissair liabilities], and replacing the "," with a period.

         12. The first "Whereas" clause in the Recitals is amended by deleting the work "primarily" and inserting in its place the words "in part."

         13. Section 7 is further amended by deleting Section 7.2.2 in its entirety and replacing that section with the words "Intentionally Omitted."

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         IN WITNESS WHEREOF,  the parties have executed this Amendment as of the
14th day of May, 1999.



                                                  IFT:

                                                  INTERACTIVE FLIGHT
                                                  TECHNOLOGIES, INC., a Delaware
                                                  corporation


                                                  By: /s/ Morris Aaron
                                                    ----------------------------
                                                  Its: Chief Financial Officer
                                                     ---------------------------


                                                  TNCI:

                                                  THE NETWORK CONNECTION, INC.


                                                  By: /s/ Wilbur Riner
                                                    ----------------------------
                                                  Its: Chief Executive Officer
                                                     ---------------------------